UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2016

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On June 23, 2016, SunPower Corporation (the “Company”) filed a current report on Form 8-K (the “Form 8-K”) to announce the resignation of Denis Giorno from the Board of Directors of the Company (the “Board”), and the appointment of Ladislas Paszkiewicz to the Board. This Amendment to the Form 8-K is being filed to correct the dates of resignation and appointment, which were inadvertently transposed.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Director Resignation; Director Appointment

On June 21, 2016, Denis Giorno resigned from the Board, and on June 22, 2016, the Board appointed Ladislas Paszkiewicz as a member of the Board. Mr. Giorno had served as the designee of Total Energies Nouvelles Activités USA, formerly known as Total Gas & Power USA, SAS (“Total”) pursuant to the Affiliation Agreement, dated April 28, 2011, as amended, between Total and the Company, and Mr. Paszkiewicz is replacing Mr. Giorno as Total’s designee on the Board.

Mr. Paszkiewicz has served as Senior Vice President of Mergers and Acquisitions for Total S.A. since 2015. From 2010 to 2014, he was Senior Vice President, Americas for the Exploration and Production Division of Total S.A. Prior to that, he served as Senior Vice President, Middle East for the same division from 2007 to 2010. Mr. Paszkiewicz has also served as General Manager of the Total group’s subsidiary in Argentina, as head of the Investor Relations Department of Total S.A., and in various other positions in the Total group, which he joined in 1985. Mr. Paszkiewicz holds a master’s degree in business administration from New York University and a master’s degree in finance from the Institut d’Etudes Politiques in Paris, France.

Mr. Paszkiewicz serves as a Class II director, to serve until the Company’s annual meeting of stockholders to be held in 2019. Mr. Paszkiewicz will serve on the Nominating and Corporate Governance Committee of the Board.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

June 27, 2016	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer